File No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	33-0224120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3777 Willow Glen Drive
El Cajon, California 92019
619-383-6600
(Name and address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Hosmer Royale Energy, Inc. 3777 Willow Glen Drive El Cajon, California 92019 619-383-6600	Copies to: Lee Polson Strasburger & Price, LLP 720 Brazos Street, Suite 700 Austin, Texas 78701 512-499-3600
Name, address, including zip code, and telephone number, including area code, of agent for service

Approximate dates of commencement of proposed sale to public:  From time to time after this registration statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement  filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated finer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1) (2)	Amount of registration fee
Common stock, no par value per share (3)
Preferred stock, no par value per share (4)
Warrants (5)
Debt Securities (6)
Rights (7)
Purchase Contracts (8)
Units (9)
Total			$100,000,000.00	$11,620.00

(1)
The proposed maximum offering price per security will be determined from time to time by the registrants in connection with, and at the time of, issuance by the registrants of the securities registered hereunder. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act and reflects the offering price rather than the principal amount of any debt securities issued at a discount.

(2)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D to Form S-3 under the Securities Act.

(3)   Shares of common stock may be issued in primary offerings.

(4)   Shares of preferred stock may be issued in primary offerings.

(5)	Warrants may represent rights to purchase any of the other securities being offered by this registration statement.

(6)   Debt securities may be issued in primary offerings or upon conversion of debt securities registered hereby.

(7)
Rights include rights to purchase any of the securities being offered by this registration statement.  Each series of rights will be issued under a separate rights agreement to be entered between the Company and a bank or trust company as rights agent.

(8)	Purchase contracts may be issued for the purchase of any of the securities being offered by this registration statement.

(9)	Units may consist of any combination of any of the other securities being offered by this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March __, 2015

PROSPECTUS

$100,000,000.00

COMMON STOCK PREFERRED STOCK WARRANTS DEBT SECURITIES	RIGHTS PURCHASE CONTRACTS UNITS

We may from time to time offer and sell any combination of common stock, preferred stock, convertible preferred stock, warrants, debt securities, rights, purchase contracts or units as described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $100,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to one or more purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is traded on the Nasdaq Capital Market under the symbol "ROYL."

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under Risk Factors, page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS April 2, 2015

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this prospectus and the information incorporated by reference into this prospectus that are not historical factual statements are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended; Section 27A of the Securities Act of 1933, as amended; and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect our results include, but are not limited to, those referred to under the heading “Risk Factors” above. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made.

About This Prospectus

The following summary highlights information contained in this prospectus or incorporated by reference. While we have included what we believe to be the most important information about us and this offering, the following summary may not contain all the information that may be important to you. For a complete understanding of our business and this offering, you should read this entire prospectus carefully, including the risks of investing discussed under Risk Factors. Page 1, and the information to which we refer you and the information incorporated into this prospectus by reference. Unless the context requires otherwise, in this prospectus the terms “Royale,” “we,” “us” and “our” refer to Royale Energy, Inc., a California corporation.

Royale Energy

We are an independent oil and natural gas producer.  Our principal lines of business are the production and sale of natural gas, acquisition of oil and gas lease interests and proved reserves, drilling of  both exploratory and development wells, and sales of fractional working interests in wells we intend to drill or participate in drilling.  We own wells and leases located mainly in the Sacramento Basin and San Joaquin Basin in California, as well as in Utah, the Gulf Coast basins of Texas and Louisiana and Alaska.  We were incorporated in California in 1986 and began operation in 1988.  Our principal executive office is located at 3777 Willow Glen Drive, El Cajon, California 92019 (telephone 619-383-6600; fax 619-383-6699).

Risk Factors

Please carefully consider the following risk factors before deciding to invest in our common stock.

We Depend on Market Conditions and Prices in the Oil and Gas Industry.

Our success depends heavily upon our ability to market oil and gas production at favorable prices.  In recent decades, there have been both periods of worldwide overproduction and underproduction of hydrocarbons and periods of increased and relaxed energy conservation efforts.  As a result the world has experienced periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis; these periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas.  The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations.

Natural gas demand and the prices paid for gas are seasonal.  The fluctuations in gas prices and possible new regulations create uncertainty about whether we can continue to produce gas for a profit.

Prices for oil and natural gas affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.  Lower prices may also reduce the amount of oil and natural gas that we can economically produce.  Any substantial and extended decline in the price of oil or natural gas would decrease our cash flows, as well as the carrying value of our proved reserves, our borrowing capacity and our ability to obtain additional capital.

The Price of Natural Gas

Large parts of our established production and reserves in California consist of natural gas.  The price of natural gas has been volatile recently, and for 2014 the average sales price we received for natural gas was $4.64 per MCF, compared to $3.64 in 2013.  The increase in our natural gas production and the higher gas prices resulted in a 35.8% increase in natural gas revenues in 2014 when compared to 2013.  A future drip in natural gas prices would cause a decrease in our natural gas revenues.

Variance in Estimates of Oil and Gas Reserves could be Material.

The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir.  As a result, such estimates are inherently imprecise.  Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in reserve reports that we periodically obtain from independent reserve engineers.

You should not construe the standardized measure of proved reserves contained in our annual report as the current market value of the estimated proved reserves of oil and gas attributable to our properties. In accordance with Securities and Exchange Commission requirements, we have based the standardized measure of future net cash flows from the standardized measure of proved reserves on the average price during the 12-month period before the ending date of the period covered by the report, whereas actual future prices and costs may vary significantly. The following factors may also affect actual future net cash flows:

•	the timing of both production and related expenses;

•	changes in consumption levels; and

•	governmental regulations or taxation.

In addition, the calculation of the standardized measure of the future net cash flows using a 10% discount as required by the Securities and Exchange Commission is not necessarily the most appropriate discount rate based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general. Furthermore, we may need to revise our reserves downward or upward based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors.

Any significant variance in these assumptions could materially affect the estimated quantities and present value of our reserves.  In addition, our standardized measure of proved reserves may be revised downward or upward, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.  Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used, and such variances may be material.

Future Acquisitions and Development Activities May Not Result in Additional Proved Reserves, and We May Not be Able to Drill Productive Wells at Acceptable Costs.

In general, the volume of production from oil and gas properties declines as reserves are depleted.  Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploration activities, or both, our proved reserves will decline as reserves are produced.  Our future oil and gas production is, therefore, highly dependent upon our ability to find or acquire additional reserves.

The business of acquiring, enhancing or developing reserves is capital intensive. We require cash flow from operations as well as outside investments to fund our acquisition and development activities.  If our cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired.

The Oil and Gas Industry has Mechanical and Environmental Risks.

Oil and gas drilling and production activities are subject to numerous risks.  These risks include the risk that no commercially productive oil or gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled, and that title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit our ability to develop, produce or market our reserves.  New wells we drill may not be productive and we may not recover all or any portion of our investment in the well.  Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

Industry operating risks include the risks of fire, explosions, blow outs, pipe failure, abnormally pressured formations and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean up responsibilities, regulatory investigation and penalties and suspension of operations.  In accordance with customary industry practice, we maintain insurance for these kinds of risks, but we cannot be sure that our level of insurance will cover all losses in the event of a drilling or production catastrophe.  Insurance is not available for all operational risks, such as risks that we will drill a dry hole, fail in an attempt to complete a well or have problems maintaining production from existing wells.

Drilling is a Speculative Activity Even With Newer Technology.

Assessing drilling prospects is uncertain and risky for many reasons.  We have grown in the past several years by using 3-D seismic technology to acquire and develop exploratory projects in northern California, as well as by acquiring producing properties for further development.  The successful acquisition of such properties depends on our ability to assess recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors.

Nevertheless, exploratory drilling remains a speculative activity.  Even when fully utilized and properly interpreted, 3-D seismic data and other advanced technologies assist geoscientists in identifying subsurface structures but do not enable the interpreter to know whether hydrocarbons are in fact present.  In addition, 3-D seismic and other advanced technologies require greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of these costs.

Therefore, our assessment of drilling prospects are necessarily inexact and their accuracy inherently uncertain.  In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices.  Such a review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.

Breaches of Contract by Sellers of Properties Could Adversely Affect Operations.

In most cases, we are not entitled to contractual indemnification for pre closing liabilities, including environmental liabilities, and we generally acquire interests in the properties on an "as is" basis with limited remedies for breaches of representations and warranties.  In those circumstances in which we have contractual indemnification rights for pre-closing liabilities, the seller may not fulfill those obligations and leave us with the costs.

We May Not be Able to Acquire Producing Oil and Gas Properties Which Contain Economically Recoverable Reserves.

Competition for producing oil and gas properties is intense and many of our competitors have substantially greater financial and other resources than we do.  Acquisitions of producing oil and gas properties may be at prices that are too high to be acceptable.

We Require Substantial Capital for Exploration and Development.

We make substantial capital expenditures for our exploration and development projects.  We will finance these capital expenditures with cash flow from operations and sales of direct working interests to third party investors.  We will need additional financing in the future to fund our developmental and exploration activities.  Additional financing that may be required may not be available or continue to be available to us.  If additional capital resources are not available to us, our developmental and other activities may be curtailed, which would harm our business, financial condition and results of operations.

Profit Depends on the Marketability of Production.

The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities.  Most of our natural gas is delivered through natural gas gathering systems and natural gas pipelines that we do not own.  Federal, state and local regulation of oil and gas production and transportation, tax and energy policies, and/or changes in supply and demand and general economic conditions could adversely affect our ability to produce and market its oil and gas.  Any dramatic change in market factors could have a material adverse effect on our financial condition and results of operations.

We Depend on Key Personnel.

Our business will depend on the continued services of our co-presidents and co-chief executive officers, Donald H. Hosmer and Stephen M. Hosmer.  Stephen Hosmer is also the chief financial officer.  We do not have employment agreements with either Donald or Stephen Hosmer.  The loss of the services of either of these individuals would be particularly detrimental to us because of their background and experience in the oil and gas industry.

The Hosmer Family Exerts Significant Influence Over Stockholder Matters.

The control positions held by members of the Hosmer family may discourage others from making bids to buy Royale Energy or change its management without their consent.  Donald H. Hosmer is the co-president of the company.  Stephen M. Hosmer is the co-president and chief financial officer.  Harry E. Hosmer is the chairman of the board.  Together, they make up three of the seven members of our board of directors.  At March 6, 2015, these individuals owned or controlled the following amounts of Royale Energy common stock, including shares they had the right to acquire on the exercise of outstanding stock options:

Name	Number of Shares (1)	Percent (2), (3)
Donald H. Hosmer	936,162	6.23%
Stephen M. Hosmer (4)	1,221,035	8.13%
Harry E. Hosmer	667,692	4.45%
Total	2,824,889	18.64%

(1)	Includes the following options to purchase shares of stock: Donald H. Hosmer – 70,000, Stephen M. Hosmer – 70,000, and Harry E. Hosmer – 70,000.

(2)	Based on total of 14,945,789 outstanding shares on March 6, 2015.

(3)	Calculated pursuant to Rule 13d-3 of the Securities and Exchange Commission.

(4)	Includes 24,000 shares of stock owned by the minor children of Stephen M. Hosmer. Mr. Hosmer disclaims beneficial ownership of the shares owned by his children.

The amounts of stock owned by Hosmer family members make it quite likely that they could control the outcome of any contested vote of the stockholders on matters related to management of the corporation.

The Oil and Gas Industry is Highly Competitive.

The oil and gas industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of oil and gas prospects suitable for enhanced production efforts, and the hiring of experienced personnel.  Our competitors in oil and gas acquisition, development, and production include the major oil companies in addition to numerous independent oil and gas companies, individual proprietors and drilling programs.

Many of our competitors possess and employ financial and personnel resources far greater than those which are available to us.  They may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can. We must compete against these larger companies for suitable producing properties and prospects, to generate future oil and gas reserves.

Governmental Regulations Can Hinder Production.

Domestic oil and gas exploration, production and sales are extensively regulated at both the federal and state levels.  Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden.  Also, numerous departments and agencies, both federal and state, have legal authority to issue, and have issued, rules and regulations affecting the oil and gas industry which often are difficult and costly to comply with and which carry substantial penalties for noncompliance.  State statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations.  Most states where we operate also have statutes and regulations governing conservation matters, including the unitization or pooling of properties.  Our operations are also subject to numerous laws and regulations governing plugging and abandonment, discharging materials into the environment or otherwise relating to environmental protection.  The heavy regulatory burden on the oil and gas industry increases its costs of doing business and consequently affects its profitability.  Changes in the laws, rules or regulations, or the interpretation thereof, could have a materially adverse effect on our financial condition or results of operation.

Minority or Royalty Interest Purchases Do Not Allow Us to Control Production Completely.

We sometimes acquire less than the controlling working interest in oil and gas properties.  In such cases, it is likely that these properties would not be operated by us.  When we do not have controlling interest, the operator or the other co-owners might take actions we do not agree with and possibly increase costs or reduce production income in ways we do not agree with.

Environmental Regulations Can Hinder Production.

Oil and gas activities can result in liability under federal, state and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transport, storage, and disposal.  Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.  We have inspections performed on our properties to assure environmental law compliance, but inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

Ratio Of Earnings To Fixed Charges

Our ratio of earnings to fixed charges for the periods indicated were:

	Fiscal Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)		3.7			12.8
Coverage deficiency (in thousands) (2)	$(2,046)		$(4,184)	$(5,520)		$(3,023)

(1)
In computing the ratio of earnings to fixed charges: (i) earnings were calculated from income from continuing operations, before income taxes and fixed charges; and (ii) fixed charges were computed from interest expense and the estimated interest included in rental expense.

(2)
For the 9 months ended September 30, 3014, and in 2012, 2011 and 2009, our earnings were inadequate to cover fixed charges.  We have set forth the amount of the coverage deficiency for each of the periods presented. In each period, we would have had to generate additional earnings at least equal to the amount of the coverage deficiency to achieve a coverage of 1:1.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because our single outstanding class of Series AA preferred stock does not have the right to receive dividends except to the extent that dividends are declared on our common stock.

Use Of Proceeds

We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including, without limitation, for capital expenditures, making acquisitions of assets, businesses or securities and for working capital. When a particular series of securities is offered, we will describe our intended use of the net proceeds of the offering in the applicable prospectus supplement.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

Plan Of Distribution

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to a limited number of purchasers or to one purchaser. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Notwithstanding the above, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 8% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance. Any securities issued by us to any FINRA member or independent broker-dealer in connection with an offering of our securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners (not directors) of any underwriter or member of a selling group and/or their officers or partners.

We may distribute the securities from time to time in one or more transactions:

• at a fixed price or prices, which may be changed;
• at market prices prevailing at the time of sale;
• at prices related to such prevailing market prices; or
• at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to resell the securities to the public.  In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent.  Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

If we utilize an underwriter or dealer in the sale of the securities being offered by this prospectus, the underwriter and any participating dealers must comply with the rule of the Financial Industry Regulatory Authority (“FINRA”) which prohibit persons associated with a FINRA member from participating in any manner in any public offering of securities in which the underwriting or other terms or arrangements in connection with or relating to the distribution of the securities, or the terms and conditions related thereto, are unreasonable.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, (the “Securities Act”), and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange.  To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

Description Of Common Stock

We are authorized to issue 20 million shares of common stock, no par value per share.  All outstanding shares of common are fully paid and not subject to further calls or assessments.  As of March 6, 2015, 15,262,097 shares of our common stock were outstanding, including:

•	options to purchase 316,308 shares of common stock which were vested and held by our officers and directors;

•	24,000 shares owned by Stephen M. Hosmer’s minor children, and

•	26,308 shares held by a trust controlled by a director.

As of March 6, 23015, the public float of shares of common stock available for sale in the marketplace, excluding shares and options held by corporate officers and directors, was $19,719,414.

Each common shareholder is entitled to one vote for each share of common stock held on all matters to be voted on by shareholders. In the election of directors, no shareholder shall be entitled to cumulate votes ( i.e.,  case for any one or more candidates a number of votes greater than the number of shares) unless a shareholder has given notice of the intention to cumulate votes prior to the commencement of voting. If any shareholder has given notice of the intention to cumulate votes, then each shareholder has the right to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of directors to be elected multiplied by the number of shares held by the shareholder, or distributing such number of votes among as many candidates as the shareholder sees fit. Shareholders have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights, or sinking fund provisions with respect to the common stock. Shareholders are entitled to receive dividends, when declared by its board of directors, out of funds legally available therefore, subject to the restrictions set forth in the California Corporations Code. If we were to liquidate, dissolve, or wind up, the holders of the common stock would be entitled to receive,  pro rata , the net assets of the company remaining after we satisfied our obligations with our creditors and preferred stockholders. Under Article IV of our Articles of Incorporation, we have eliminated the potential liability for directors to us, and  we are also required to indemnify our directors against any liability for monetary damages, to the extent allowed by California law.1

Description Of Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock, no par value per share.  Of that amount, as of December 31, 2014, 46,662 shares of Series AA Preferred Stock are outstanding.  Under California law and the provisions of our Amended and Restated Articles of Incorporation, the board of directors is authorized to issue separate series of preferred stock and to designate the terms of the shares of preferred stock of each series.  The board may designate series of preferred stock with differing rights and preferences, including:

•	The number of shares and title of each series;
•
Dividends, if any, to be paid on shares of preferred stock, whether dividends are to be paid in cash, securities or other consideration, and the relation dividends on one series will bear to other series or classes of stock;

•	Whether the shares are redeemable at the option of the corporation or callable at the option of the shareholder;
•	Whether a series receives any preference over other shares or series upon liquidation of the corporation;
•	Restrictions on the issuance of additional shares of the same series or other series; and
•	Voting rights, if any, of the holders of the shares.

1The California Corporations Code allows corporations, including our company, to eliminate or limit the liability of directors for money damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the director’s duty. The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held. Our Articles of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our directors.

The authorized but unissued shares of preferred stock could have anti-takeover effects.  Under certain circumstances, any or all of the preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company.  We have not adopted a share owner rights plan or other, similar anti-takeover measures.

Description Of Warrants

We may issue warrants for the purchase of debt securities, common stock or preferred stock.  We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, terms and number of shares of debt securities, common stock, preferred stock or depository shares purchasable upon exercise of the warrants;
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;
•	the date, if any, on and after which the warrants and the related debt securities, common stock, preferred stock or depository shares will be separately transferable;
•	the price at which each share of debt securities, common stock, preferred stock or depository shares purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain federal income tax considerations; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description Of Rights

We may issue rights to our stockholders to purchase shares of our common stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. A copy of the applicable rights agreement will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

If we offer any series of rights, certain terms of that series of rights will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the date of determining the stockholders entitled to the rights distribution;
•	the securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence, and the date on which the right will expire;
•	a discussion of certain United States federal income tax considerations applicable to the rights; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Description Of Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity’s, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities. When we issue purchase contracts, we will provide the specific terms of the purchase contracts in a prospectus supplement. A copy of the applicable form of purchase contract will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);
•
whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;

•	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;
•	any provisions relating to any security provided for the purchase contracts;
•
whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;
•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;
•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;
•	a discussion of certain United States federal income tax considerations applicable to the purchase contracts;
•	whether the purchase contracts will be issued in fully registered or global form; and
•	any other terms of the purchase contracts and any securities subject to such purchase contracts.

Description Of Units

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. When we issue units, we will provide the specific terms of the units in a prospectus supplement.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the title of the series of units;
•	identification and description of the separate constituent securities comprising the units;
•	the price or prices at which the units will be issued;
•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;
•	information with respect to any book-entry procedures;
•	a discussion of certain United States federal income tax considerations applicable to the units; and
•	any other terms of the units and their constituent securities.
Description Of Debt Securities

This prospectus describes certain general terms and provisions of our debt securities.  When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement.  We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture between us and a trustee, as trustee. We have summarized select portions of the indenture below. The summary is not complete.  The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.  We will indicate in the applicable prospectus supplement any material variation from the terms described below.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture.  The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount.  We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which we will pay the principal on the debt securities at their stated maturity or otherwise;
•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;
•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;
•
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•	the currency of denomination of the debt securities;
•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;
•
if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
•
any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and
•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

In addition, the indenture will not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depository, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under Global Debt Securities and Book-Entry System, below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository.

The depository has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depository for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depository for a global debt security, or its nominee, is the registered owner of that global debt security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depository for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Our company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depository, upon receipt of any payment of principal of or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depository shall instruct the trustee. We expect that such instructions will be based upon directions received by the depository from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depository and the depository’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, and may not permit any person to merge into, or convey, transfer or lease the properties and assets substantially as an entirety to us, unless:

•
the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or passage of time, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless otherwise provided in the establishing board resolution, supplemental indenture or officer’s certificate, event of default means, with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series when due and payable;
•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;
•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•
default in the payment of any debt (including debt securities of any other series) when it becomes due aggregating $150,000, or more, and such debt is not discharged or acceleration is not rescinded or annulled within ten days after written notice to us by the holders of such debt in the manner provided in the applicable debt instrument;

•	certain events of bankruptcy, insolvency or reorganization of our company; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as indicated above and as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities.  At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such declaration and its consequences if all events of default with respect to debt securities of that series, other than the non-payment of principal that has become due and payable solely as a result of such declaration of acceleration, have been cured or waived as provided in the indenture, and we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all debt securities of that series;
•	the principal of any debt securities of that series which have become due otherwise than by such declaration of acceleration, and interest thereon;
•	interest upon any overdue principal and interest, to the extent payment thereof is lawful; and
•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and
•
the holders of 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request within 60 days of receipt of such notice, and the trustee has failed to institute the proceeding within such 60 day period.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture.  The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments.  We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•
reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•
waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;
•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities, to institute suit for the enforcement of any such payment and to waivers or amendments, and provisions with respect to determining the currency exchange rate for certain amounts specified in the indenture in U.S. dollars; or

•	waive a redemption payment with respect to any debt security or change any provisions with respect to the redemption of any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, including any mandatory sinking fund or analogous payments and interest on debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•
we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal and interest on and any mandatory sinking fund in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel confirming that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•
direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Experts

Accounting Matters

Our financial statements as of December 31, 2014 and for the year then ended, have been audited by SingerLewak, LLP, independent public accountants. Our financial statements as of December 31, 2013 and for the year then ended, have been audited by Padgett, Stratemann & Co., L.L.P., independent public accountants.  The reports of SingerLewak, LLP, and Padgett Stratemann & Co., L.L.P. for each respective year are contained in our Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and our registration statement on Form S-3.

Engineering Matters

Information related to the estimated proved reserves attributable to certain oil and gas properties of Royale Energy as of December 31, 2014, and estimates of future net cash flows and present value of the reserves have been incorporated by reference to Royale Energy's Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, in reliance on the reserve reports, prepared by Netherland, Sewell & Associates, Inc., and Source Energy, LLC, registered independent petroleum engineers, whose reports were submitted to us on __________________, and ________________, respectively.

Legal Matters

The validity of the common shares offered pursuant to this prospectus will be passed on by Strasburger & Price, L.L.P., San Antonio, Texas.

Information Incorporated By Reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the documents listed below (SEC file No. 0-22750) and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all shares offered by this Prospectus or until this offering is otherwise completed:

-	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014.
-	The Current Report on Form 8-K filed with the SEC on April 7, 2014.
-	The Current Report on Form 8-K filed with the SEC on May 6, 2014.
-	Our Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC May 13, 2014
-	The Current Report on Form 8-K filed with the SEC on May 21, 2014.
-	The Current Report on Form 8-K filed with the SEC on May 23, 2014.
-	The Current Report on Form 8-K filed with the SEC on May 28, 2014.
-	The Current Report on Form 8-K filed with the SEC on June 2, 2014.
-	The Current Report on Form 8-K filed with the SEC on June 12, 2014.
-	The Current Report on Form 8-K filed with the SEC on June 26, 2014.
-	The Current Report on Form 8-K filed with the SEC on July 31, 2014.
-	Our Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed with the SEC August 1, 2014.
Our Proxy Statement for the 2014 Annual Shareholders’ Meeting, filed with the SEC on August 28, 2014
-	The Current Report on Form 8-K filed with the SEC on October 16, 2014.
-	The Current Report on Form 8-K filed with the SEC on October 22, 2014.
-	Our Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed with the SEC November 6, 2014.
-	The Current Report on Form 8-K filed with the SEC on November 20, 2014.

You may request free copies of these filings by writing or telephoning us at the following address:

Royale Energy, Inc.
3777 Willow Glen Drive
El Cajon, CA 92019
619-383-6600
E-mail:  www.royl.com

We file annual, quarterly and period reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system.  You can find our SEC filings on the SEC's web site, www.sec.gov  You may read and copy any materials that we file with the SEC at its Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549.  Our common stock is listed on the NASDAQ Capital Market, under the symbol "ROYL," and all reports, proxy statements and other information that we file with NASDAQ may be inspected at its offices at 1735 K Street N.W., Washington, D.C. 20006.

We furnish our shareholders with an annual report, which contains audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law.  We use the calendar year as our fiscal year.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein.  This prospectus is not an offer to sell these securities in any state where the offer or sale of these securities is not permitted.  The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date.  If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

Disclosure Of Commission Position On Indemnification

Under Article IV of our Articles of Incorporation, we have eliminated the potential liability of Directors to us, and we are also required to indemnify our Directors against any liability for monetary damages, to the extent allowed by California law.  The California Corporations Code allows corporations, including Royale Energy, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duties.  The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.

Our Articles of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our Directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14     Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by Royale Energy:

Item	Amount (1)

SEC registration fee	$11,620.00
Legal fees and expenses	4,000.00
Miscellaneous expenses	500.00
Total:	$16,120.00

(1)    All items other than SEC registration fee are estimates.

Item 15     Indemnification of Directors and Officers

Pursuant to Section 317 of the California Corporations Code, Royale Energy is empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of Royale Energy or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.  In addition, Royale Energy may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of Royale Energy to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee or other agent of Royale Energy or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be including reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that court approval is obtained in the case of an adverse judgment or settlement. Royale Energy is required to advance expenses incurred by an officer or director in defending any proceeding prior to final disposition upon receipt of an undertaking to repay, unless it shall be determined ultimately that the officer or director is entitled to indemnification.

Article IV of Royale Energy's Articles of Incorporation requires Royale Energy to indemnify its officers and directors to the maximum extent permitted by California law and authorizes Royale Energy to indemnify its officers and directors in excess of the provisions of Section 317 of the California Corporations Code.

Royale Energy has entered into indemnification agreements with each of Royale Energy's directors and with Donald H. Hosmer and Stephen M. Hosmer as officers of Royale Energy.  In general, the indemnification agreements provide that Royale Energy shall indemnify such officer or director from any and all expenses in any proceeding or threatened proceeding by reason of an indemnification event.  The term indemnification event shall mean any event or occurrence related to the fact that such officer or director is an officer or director of Royale Energy or anything done or not done by such officer or director while serving as such.  Expenses shall mean all expenses, including without limitation, attorneys' fees, fines, judgments, interest or other amounts paid in settlement.  In addition, the agreement requires Royale Energy to advance such expenses to such officer or director if so requested.

Item 16     Exhibits and Financial Statements

See the Exhibit Index which is incorporated herein by reference.

Item 17     Undertakings

The undersigned registrant hereby undertakes:

(a)           to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(1)           to include any prospectus required by section 10(a)(3) of the Securities Act.

(2)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement.

(3)           to include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)           that, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c)           to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions set forth or described in Item of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald L. Hosmer or Stephen M. Hosmer, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Royale Energy, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Cajon, State of California, on April 2, 2015.

ROYALE ENERGY, INC.

/s/ Donald H. Hosmer
Donald H. Hosmer, Co-President and Co-Chief Executive Officer

/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: April 2, 2015	/s/ Harry E. Hosmer
Harry E. Hosmer, Chairman of the Board

Date: April 2, 2015	/s/ Donald H. Hosmer
Donald H. Hosmer, Co-President, Co-Chief Executive Officer and Director (Principal Executive Officer)

Date: April 2, 2015	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Date: April 2, 2015	/s/ Gary Grinsfelder
Gary Grinsfelder, Director

Date: April 2, 2015	/s/ Tony Hall
Tony Hall, Director

Date: April 2, 2015	/s/ Oscar A. Hildebrandt
Oscar A. Hildebrandt, Director

Date: April 2, 2015	Jonathan Gregory
Jonathan Gregory, Director

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Royale Energy, Inc., incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q filed August 14, 2009.

3.2	Bylaws of Royale Energy, Inc., incorporated by reference to Exhibit 3.2 of the Company's Form 10-K filed March 27, 2009.

4.1	Certificate of Determination of the Series AA Convertible Preferred Stock, incorporated by reference to Exhibit 4.2 of the Company's 10-SB Registration Statement.

5.1*	Opinion of Strasburger & Price, L.L.P., as to the validity of the shares being offered.

23.1+	Consent of SingerLewak, LLP.

23.2+	Consent of Padgett, Stratemann & Co., LLP.

23.3*	Consent of Strasburger & Price, L.L.P. (included in Exhibit 5.1).

23.4+	Consent of Netherland, Sewell & Associates, Inc.

23.5+	Consent of Source Energy, LLC

24.1+	Power of Attorney, included in this Registration Statement.

*           To be filed by amendment with respect to each offering of securities pursuant to this registration statement.

+           Filed herewith